Exhibit 10.1

Execution Version

October 9, 2023

Mr. James Rechtin

Dear Jim,

This letter is intended to formally offer you the initial role of President and Chief Operating Officer (“COO”) of Humana Inc. (“Humana” or the “Company”), with a start date on or before January 8, 2024, reporting to the Chief Executive Officer. As we have discussed, it is the Company’s intention for you to be appointed Chief Executive Officer (“CEO”) of Humana Inc. during the second half of 2024, reporting to the Board of Directors (“Board”), at which time you also will be appointed as a member of the Board (and thereafter nominated each year to continue as a director). The information below outlines your total compensation package for each role.

Salary
Upon appointment as COO, your initial annual base salary will be $1,100,000 and may be increased periodically based on your personal performance and/or overall Company results. Upon appointment as CEO, your initial annual base salary will be increased to $1,250,000, and may be increased periodically thereafter at the Company’s sole discretion based on your personal performance and/or overall Company results.

Associate Incentive Plan
You will be eligible for participation in Humana Inc. Executive Management Incentive Compensation Plan (the “Incentive Plan”). While in the COO role, your targeted incentive amount will be 150% of your annual base salary earnings. Upon appointment as CEO, your targeted incentive amount will be 200% of your annual base salary earnings. For 2024, your total incentive compensation will be calculated pro rata based upon the earned salary in each of the COO and CEO roles, in each case multiplied by the applicable target incentive percentage, based upon the Company and you personally meeting specific objectives. Additional details of this Incentive Plan will be provided to you after your hire date.

Equity Awards
You will be awarded $6,000,000 in grant value of Humana equity for your Initial Equity Award, pursuant to the Amended and Restated Humana Inc. Stock Incentive Plan (the “SIP”). It is anticipated that your Initial Equity Award will be granted on or around your first date of employment by the Company. Your equity award will be awarded in the following mix: 50% restricted share units (“RSUs”), valued at approximately $3,000,000 and 50% stock options (“Options”), valued at approximately $3,000,000. In the event of a termination of your employment without Cause (as defined under the Company Executive Severance Policy) or a Non-Succession Termination (defined below), the award agreements for such RSUs and Options shall provide that the RSUs and Options will not be forfeited but will continue to vest following the date of termination in accordance with the original vesting schedule for such awards.

Mr. James Rechtin
October 9, 2023

In addition to the Initial Equity Award, for 2024, to the extent that annual LTI awards are approved generally for senior executives by the Organization & Compensation Committee of the Board (the “Committee”), at such time approved you will receive an annual Long-Term Incentive Award pursuant to the SIP that will have a grant value $6,000,000 and shall be in the following mix: 50% performance share units (“PSUs”), valued at approximately $3,000,000; 25% RSUs, valued at approximately $1,500,000, and 25% Options, valued at approximately $1,500,000, in each case to be granted at the time that annual grants are made to senior executives of the Company and, in the case of the PSUs, with the same performance measures as shall be set by the Committee for all other recipients of PSUs under the SIP.

For each of your initial and annual equity grant, you will receive award agreements from Schwab that acknowledges each element of your grant and contains other terms and conditions specific to each of your awards, including, if applicable, a non-compete and/or a non-solicitation provision. Each agreement must be signed within 10 days of receipt in order to receive the equity grant.

Health Benefits
The Company provides a very competitive benefits program. The medical plan offerings are high deductible health plans (HDHPs) with Health Savings Accounts (HSAs) and consumer directed health plans (CDHPs) with Personal Care Accounts (PCAs). These programs are consistent with Humana's consumerism strategy. The HSA gives associates the opportunity to fund their health care on a pretax basis, while the HDHP and CDHP provide a safety net in the event of a major illness or injury. The Retirement and Savings Plan is a very attractive capital accumulation vehicle that is funded by both Humana and the associate.

Retirement Benefits
You will be eligible to participate in the Humana Inc. 401(k) Retirement Savings Plan (“401(k) Plan”) and the Amended and Restated Humana Retirement Equalization Plan, in each case with a 7.5% matching contribution beginning after one year of service with the Company.

Severance Benefits
You will be eligible to participate in the Company Executive Severance Policy and Change in Control Policy. The Company’s Executive Severance Policy entitles you to certain benefits if the Company terminates your employment without Cause (as defined in the Executive Severance Policy), and the Change in Control Policy entitles you to certain benefits if your employment is terminated without Cause following a Change in Control of the Company (as defined in the Change in Control Policy). For the avoidance of doubt, in the event that you become entitled to severance benefits under the Executive Severance Policy at any time prior to your appointment as Chief Executive Officer, your severance period will be 24 months in accordance with the benefits afforded to the President under that policy.

It is acknowledged and agreed, that, anything to the contrary notwithstanding in the Executive Severance Policy, in the event that you are not appointed Chief Executive Officer effective on or before December 31, 2024 or any other person is appointed as Chief Executive Officer of the Company prior to such date, and after that date, as applicable, you resign from all positions with the Company (“A Non-Succession Termination”), such resignation will be treated as a termination by the Company of your employment for a reason other than Cause for purposes of all benefits pursuant to the Executive Severance Policy (including the immediately preceding

Mr. James Rechtin
October 9, 2023

paragraph). For the avoidance of doubt, your annual equity award shall be treated in accordance with the terms of the SIP and your equity agreements evidencing such awards.

Matching Gifts
The Humana Foundation will match your actual gifts (not pledges) up to $40,000 annually, subject to a $100 minimum gift. Gifts may be monetary or marketable securities. Organizations eligible to receive matching gifts are those organizations and institutions classified by the IRS as tax-exempt under Section 501(c) of the Internal Revenue Code. Fully accredited public or private educational institutions, including primary and secondary schools, junior colleges, universities, graduate or professional schools are also eligible.

Financial Planning
You are entitled to Humana’s Executive Benefit Comprehensive Financial Counseling Service. The services are contracted and include benefits and compensation planning, estate planning, insurance review and evaluation, cash-flow analysis, income-tax planning, retirement planning, capital planning and financial oversight. (Value is approximately $20,000 per year.)

Executive Physical
You are eligible for an annual physical exam through the Executive Physical Program. (Value is approximately $7,500 per year.)

Other Benefits
You will also be eligible for temporary commuting and living expenses, including use of Company aircraft or 1st class air travel, a housing allowance for calendar year 2024, and relocation benefits pursuant to Company policies. As discussed, it is our mutual expectation that you will relocate your principal residence to either Louisville, Kentucky, or Washington, D.C., no later than December 31, 2024.

Indemnification; D&O Insurance
For all periods during which you are serving as an officer or director of the Company, you will be indemnified and held harmless to the maximum extent permitted under the Company’s charter, by-laws and applicable law. You will be covered as an insured under all contracts of directors and officers liability insurance that insure members of the Board. This paragraph will survive any termination of your employment or from the Board for so long as you are subject to liability for acts and omissions to act occurring while serving as an officer or director (or both).

Pre-Employment Information
This letter sets forth certain terms of Humana's offer to you and, upon acceptance, is a binding agreement between you and Humana. Without limiting the applicability of the Executive Severance Policy and the Change in Control Policy, above, your employment will be at-will and not guaranteed. You will be expected to follow all Humana policies and procedures during your employment. Except as provided otherwise in this letter, above, Humana reserves the right to amend, modify, reduce, discontinue or terminate any or all policies and benefits at the Company's discretion including any of the policies and benefits outlined in this letter.

Mr. James Rechtin
October 9, 2023

This offer is contingent upon the successful completion of your background investigation and pre-employment drug testing (which must be completed within 48 hours of receipt of your eScreen Notification for drug testing).

As required by law, this offer of employment is subject to satisfactory proof of your identity and eligibility to work in the United States. Within three business days of your employment date, January 8, 2024, you must provide proof of that eligibility. To facilitate meeting this requirement, proceed to www.uscis.gov/portal/site/uscis to review a list of acceptable forms of identification for completing the I-9 form. Please bring the acceptable forms of identification with you on your first day.

Prior to your start date, you will receive an e-mail from a representative of the Human Resource department that will provide you with additional information concerning your onboarding with Humana. You will also receive a packet of information from our Corporate Secretary’s office relating to certain forms required in connection with your status as an officer of the Company for purposes of Section 16 under the Securities Exchange Act of 1934. On your first day of employment, you will receive an Executive Onboarding Plan and Welcome Packet, which will provide you with additional benefit information and the forms necessary to facilitate a smooth transition into Humana.

I am enthusiastic about your potential to contribute to the growth of Humana, and I look forward to welcoming you to the Humana team. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Bruce D. Broussard

Bruce D. Broussard
President and Chief Executive Officer

I accept the position and agree to the terms of this letter.

/s/ James Rechtin
James Rechtin
10/08/23
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